Exhibit 8.1
The following table sets forth the details of our principle subsidiaries and significant PRC-incorporated affiliates as of December 31, 2010:

	Jurisdiction	Legal
	of	Ownership
Name	Incorporation	Interest
Fortune Software (Beijing) Co., Ltd.	PRC	100%
China Finance Online (Beijing) Co., Ltd.	PRC	100%
Beijing Fuhua Innovation Technology Development Co., Ltd. *	PRC	Nil
Fortune (Beijing) Success Technology Co., Ltd.	PRC	100%
Beijing Chuangying Securities Advisory and Investment Co., Ltd.*	PRC	Nil
Shanghai Meining Computer Software Co., Ltd.*	PRC	Nil
Zhengning Information & Technology (Shanghai) Co., Ltd.	PRC	100%
Shanghai Chongzhi Co., Ltd.*	PRC	Nil
Shanghai Stockstar Securities Advisory and Investment Co., Ltd. *	PRC	Nil
Jujin Software (Shenzhen) Co., Ltd.	PRC	100%
Shenzhen Genius Information Technology Co., Ltd.	PRC	100%
Shenzhen Shangtong Software Co., Ltd. *	PRC	Nil
Shenzhen Newrand Securities Advisory and Investment Co., Ltd.*	PRC	Nil
Shenzhen Newrand Securities Training Center*	PRC	Nil
Stockstar Information Technology (Shanghai) Co., Ltd.	PRC	100%
Daily Growth Financial Holdings Limited	BVI	85%
Daily Growth Futures Limited	Hong Kong	85%
Daily Growth Securities Limited	Hong Kong	85%
Daily Growth Wealth Management Limited	Hong Kong	85%
Daily Growth Investment Services Limited	Hong Kong	85%
Hong Kong Genius Information Technology Co., Ltd.	Hong Kong	100%

*	Denotes variable interest entity or subsidiaries of variable interest entities